                                                                    Exhibit 12.1

           RESTATED AND AMENDED AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of June 30, 1998, by and between ROYAL MORTGAGE CORPORATION, a Texas corporation ("ROYAL"), the stockholders of ROYAL ("STOCKHOLDERS"), and DAVENPORT VENTURES, INC., a Nevada corporation ("DAVENPORT").

    WHEREAS:

    A. The Board of Directors of ROYAL and DAVENPORT and STOCKHOLDERS previously entered into an Exchange Agreement for DAVENPORT to acquire all of the outstanding stock of ROYAL from STOCKHOLDERS in exchange for DAVENPORT common stock on a basis of one share of ROYAL common stock for one share of DAVENPORT common stock, whereby ROYAL would become a wholly-owned subsidiary of DAVENPORT.

    B. The Boards of Directors of ROYAL and DAVENPORT and STOCKHOLDERS had intended to and desired that ROYAL merge with and into DAVENPORT, whereby DAVENPORT would remain as the surviving corporation.

    C. Articles of Merger have been filed with the Secretary of State for the States of Nevada and Texas, indicating that ROYAL was to merge with and into DAVENPORT as the surviving corporation.

    D. The Boards of Directors of ROYAL and DAVENPORT and STOCKHOLDERS deem it desirable and in their best interests, to amend, restate, and fully supersede the Exchange Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

                                 ARTICLE ONE
                                   (Merger)

    1.1   THE MERGER.  At the Effective Time of the Merger (as defined in
Section 1.2). ROYAL shall be merged with and into DAVENPORT. The Merger shall be consummated in accordance with the Nevada Revised Statutes. DAVENPORT shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Nevada.

    1.2 CLOSING AND EFFECTIVE TIME OF THE MERGER. The Closing of the Merger shall take place within three (3) business days of both ROYAL's and DAVENPORT'S respective shareholder's approval, or at such other time as may be mutually agreed upon between the parties in writing ("Closing"). After the Closing, DAVENPORT shall file Articles of Merger, executed, certified, and verified in accordance with the Nevada Revised Statutes, with the Secretary of State for the State of

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

Nevada. When these Articles are so filed and accepted by the Secretary of State for the State of Nevada, the Merger will become effective. ("Effective Time of the Merger").

                                 ARTICLE TWO
                            (Articles and Bylaws)

    2.1. Articles of Incorporation. From and after the Effective Time of the Merger, the Articles of Incorporation of DAVENPORT shall be the Articles of Incorporation for the surviving corporation, subject to the right of the surviving corporation to amend its Articles of Incorporation after the Merger, in accordance with the Nevada Revised Statutes, except that the First and Fourth Articles will be amended to read as follows:

              FIRST. The name of the corporation is ROYAL
              FINANCIAL CORPORATION.

              FOURTH. The total number of voting common stock authorized that may be issued by the Corporation is FIFTY MILLION (50,000,000) shares of stock with $.001 par value and no other class of stock shall be authorized. Said shares may be issued by the Corporation from time to time for such consideration as may be filed by the Board of Directors.

    2.2. Bylaws. The bylaws of DAVENPORT shall be the bylaws of the surviving corporation as in effect at the Effective Time of the Merger, until changed or amended as provided therein.

                                ARTICLE THREE
                          (Directors and Officers)

    3.1. Directors. From and after the Effective Time of the Merger, the directors of the surviving corporation shall be the directors of ROYAL. Said directors shall hold office subject to the provisions of the Nevada Revised Statutes and the bylaws of the surviving corporation.

    3.2. Officers. From and after the EFfective Time of the Merger, the officers of the surviving corporation shall be the officers of ROYAL. The officers of the surviving corporation shall hold office subject to the provisions of the Nevada Revised Statutes, the bylaws of the surviving corporation, and the terms and conditions contained in any applicable employment agreements.

                                ARTICLE FOUR
                          (Conversion of Shares)

    4.1 CONVERSION. In connection with the Merger, DAVENPORT will exchange one of its shares of common stock for one share of common stock held by STOCKHOLDERS.

    4.2 SURRENDER AND PAYMENT. After the Effective Time of the Merger, each holder of a certificate which represented shares of ROYAL common stock outstanding at the Effective Time of the Merger shall be entitled, upon surrender of the certificate to the surviving company's transfer agent, to receive a certificate representing shares of the surviving corporation common stock as set forth in 4.1 above. In the event share certificates representing shares of the surviving corporation after the above-referenced exchange are issued, such certificates will bear a legend as the surviving corporation deems appropriate in the circumstances.

    4.3 TREASURY SHARES. Any shares of ROYAL, common or preferred, held in its treasury on the Effective Time of the Merger, shall be surrendered to the surviving corporation for cancellation.

    4.4 NO FURTHER TRANSFERS. Upon and after the Effective Time of the Merger, no transfer of shares of ROYAL common stock outstanding prior to the Effective Time of the Merger shall be made on the stock transfer books of the surviving corporation.

                                ARTICLE FIVE
                          (Certain Effects of Merger)

    5.1 EFFECTS OF MERGER. At the Effective Time of the Merger, the separate existence of ROYAL shall cease, and the surviving corporation shall succeed, without other transfer, to all the rights and property of ROYAL and shall be subject to all of the debts and liabilities of ROYAL in the same manner as if the surviving corporation had itself incurred them. Upon the Merger, all rights of creditors and all liens upon the property of ROYAL and DAVENPORT shall be preserved unimpaired; provided, however, that such liens upon the property of ROYAL shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

    5.2 FURTHER ASSURANCES. If at any time after the Effective Time of the Merger, the surviving corporation shall determine or be advised that any deeds, assignments, assurances, or any other acts or things are necessary or desirable to vest, perfect, or confirm in the surviving corporation its right, title, or interest in, to or under any of the rights, properties, or assets of ROYAL and DAVENPORT acquired or to be acquired by virtue of the Merger or to otherwise carry out this Agreement, the officers and directors of the surviving corporation shall be authorized to execute and deliver, in the name and on behalf of ROYAL and DAVENPORT or otherwise, all such deeds, assignments, and assurances and to take or do all such acts or things as may be necessary or desirable to vest, perfect, or confirm such right, title, and interest in the surviving corporation and otherwise to carry out this Agreement.

                                 ARTICLE SIX
          (Representations and Warranties of Royal and Stockholders)

    6.1 ORGANIZATION AND AUTHORITY. ROYAL and STOCKHOLDERS hereby represent and warrant that:

         (a) ROYAL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires qualification.

         (b) To the best of its knowledge, ROYAL has corporate power and all necessary federal, state, and local authorization to own, lease, and operate all of its properties and assets and to carry on its business as now being conducted.

         (c) ROYAL has corporate power and it duly authorized by all necessary corporate action to merge with and into DAVENPORT pursuant to this Agreement.

         (d) The execution and delivery of this Agreement do not, and the consummation of the Merger will not, violate any provision of ROYAL'S Articles of Incorporation or bylaws, nor constitute a default or accelerate the performance required under any mortgage, deed of trust, or other contract or agreement to which ROYAL is bound or by which it or any of its assets is bound, nor subject to all required regulatory approvals, violate any order, writ, injunction, or decree of any court, administrative agency, or governmental body.

         (e) The Board of Directors of ROYAL has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and this Agreement is a valid and binding agreement of ROYAL in accordance with its terms.

    6.2 CAPITALIZATION. ROYAL and STOCKHOLDERS further represent and warrant that:

         (a) The authorized capital stock of ROYAL consists of Fifty Million (50,000,000) shares of common stock, $.001 par value, of which approximately 4,829,564 shares are issued and outstanding at June 30, 1998. No other classes of stock are authorized or issued.

         (b) All the issued and outstanding shares of ROYAL common stock are validly issued, fully paid, and nonassessable and not issued in violation of the preemptive rights of any shareholder.

         (c) There are no outstanding convertible securities, subscriptions, options, preemptive rights, or other agreements or commitments obligating ROYAL to issue shares of its common stock, with the exception of:

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


              (1) $1,290,000 of Convertible Debentures, which are set to mature on March 31, 2000. These Convertible Debentures carry a conversion feature allowing the holders to convert to equity in ROYAL at a 20% discount to the Initial Public Offering Price of ROYAL.

              (2) 198,667 (200,000 less 1,333 which have been exercised) options issued at $1.00 per share to the founders of Royal Mortgage Corporation. Five year options issued March, 1995.

              (3) 40,000 options issued at $2.25 per share to board members of Royal Mortgage Corporation as compensation for elected term. Five year options issued April, 1997.

              (4) 750,000 options issued at $2.25 per share to founders of Royal Mortgage Corporation. Five year options issued April, 1997.

              (5) 200,000 options issued at $2.25 per share to Royal Mortgage Corporation's Placement Agent. Five year options issued October, 1997.

              (6) 200,000 options issued at $2.25 per share to Royal Mortgage Corporation to be utilized in rewarding key employees. Five year options issued in October, 1997.

              (7) 50,000 options issued at $4.25 per share to board members of Royal Mortgage Corporation as compensation for elected term. Five year options issued in April, 1998.

              (8) 178,500 Warrants issued to purchase shares in the Company at a price of $6.00 per share; issued as part of a "unit" in a Regulation S Equity Offering. Issued on January 1, 1998 and expiring on December 31, 2000.

     6.3. FINANCIAL STATEMENTS. The financial position of ROYAL is represented and warranted as follows:

           (a) ROYAL and STOCKHOLDERS have furnished to DAVENPORT copies of the audited financial statements of ROYAL, which are attached hereto and marked as Exhibit 1. These financial statements accurately set forth the financial condition of ROYAL as of the dates specified, and of the results of operations for the period involved, and were prepared in conformity with generally accepted accounting principles consistently applied.

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

        (b) ROYAL has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature, except as set forth in Exhibit 1.

    6.4. ABSENCE OF CHANGES. Since the date of the financial statements up to the date of this Agreement, ROYAL and STOCKHOLDERS represent and warrant that there has not been:

       (a) Any material adverse change in the consolidated financial condition, business, properties, or assets of ROYAL.

       (b) Any loss or damage to any of the properties or assets of ROYAL (whether or not covered by insurance) which has materially and adversely affected the business of ROYAL.

        (c) Any mortgage or pledge of any of the properties or assets of ROYAL.

        (d) Any direct or indirect redemption, purchase, or other acquisitions by ROYAL of any shares of stock of ROYAL or any declaration, setting aside, or payment of any dividend or other distribution in respect to such shares.

        (e) Any change in the authorized capital or outstanding securities of ROYAL.

        (f) Any indebtedness incurred by ROYAL for borrowed money or any agreement to borrow money entered into by ROYAL.

        (g) Any general wage increase or any increase in the rate of compensation payable to any officer or director of ROYAL, or any adoption of or increase in any employee benefit plan except those increases made effective January, 1998.

    6.5. TAX MATTERS. To the best of the knowledge of ROYAL and STOCKHOLDERS:

        (a) All foreign, federal, state, county, local, and other taxes, including without limitation, income taxes, corporate franchise taxes, property and ad valorem taxes, sales and use taxes, fuel and highway use taxes, and payroll taxes, due and payable to ROYAL on or before the date of this Agreement have been paid.

        (b) The liabilities for foreign, federal, state, county, local, and other taxes have been computed in accordance with generally accepted accounting principles.

        (c) No unpaid assessments or deficiencies have been made against ROYAL and no examination is pending by the Internal Revenue Service or any other taxing authority with respect to any of the tax returns or reports mentioned above.

        (d) No state of facts exists or has existed which would constitute grounds for the assessment of any material tax liability with respect to any taxable period which has not been audited by the Internal Revenue Service, except to the extent that any such assessment may be based on or arise out of any action required or contemplated to be taken by ROYAL pursuant to this Agreement.

         (c) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax return of ROYAL for any period.

    6.6. Title to Properties. ROYAL has good and marketable title to all its property and assets (except property and assets disposed of since the ending date of the financial statements in the usual and ordinary course of business), subject to no mortgage, pledge, lien, or other encumbrance, except as disclosed in Exhibit 1.

    6.7. Litigation. ROYAL is not a defendant or plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against ROYAL, nor are there any proceedings threatened or pending before any foreign, federal, state, or municipal government, or any department, board, body, or agency thereof, involving ROYAL, except as disclosed in Exhibit 1.

    6.8. Default. There has been no default (after the expiration of any applicable grace period) in any material obligation to be performed by ROYAL under any contract, lease, agreement, commitment, or undertaking to which it is a party or by which it is or its assets or properties are bound. ROYAL is not in default with respect to any order of any court, regulatory agency, or other governmental agency.

                                 ARTICLE SEVEN
                 (Representations and Warranties of Davenport)

    7.1. Organization and Authority. DAVENPORT hereby represents and warrants that:

         (a) DAVENPORT is a corporation duly organize, validly existing, and in good standing under the laws of the State of Nevada and is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which the character or location of the assets owned by it or the nature of the business transacted by it requires qualification.

         (b) To the best of its knowledge, DAVENPORT has corporate power and all necessary federal, state, and local authorizations to own, lease, and operate all of its properties and assets and to carry on its business as now being conducted.

         (c) DAVENPORT has corporate power and it duly authorized by all necessary corporate action to merge with ROYAL pursuant to this Agreement.

         (d) The execution and delivery of this Agreement do not, and the consummation of the Merger will not, violate any provision of DAVENPORT'S Articles of Incorporation or bylaws, nor constitute a default or accelerate the performance required under any mortgage, deed of trust, or other contract or agreement to which DAVENPORT is bound or by which it or any of its assets is bound, nor subject to all required regulatory approvals, violate any order, writ, injunction, or decree of any court, administrative agency, or governmental body.

          (e) The board of directors of DAVENPORT has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize execution and delivery of this Agreement, and this Agreement is a valid and binding agreement of DAVENPORT in accordance with its terms.

     7.2  Capitalization. DAVENPORT further represents and warrants that:

          (a) The authorized capital stock of DAVENPORT consists of Ten Million (10,000,000) shares of common stock, $.001 par value, of which approximately 2,032,000 shares are issued and outstanding at June 30, 1998. No other classes of stock are authorized or issued.

          (b) All the issued and outstanding shares of DAVENPORT common stock are validly issued, fully paid, and nonassessable and not issued in violation of the preemptive rights of any shareholder.

          (c) There are no outstanding convertible securities, subscriptions, options, preemptive rights, or other agreements or commitments obligating DAVENPORT to issue shares of its common stock.

     7.3 Financial Statements. The financial position of DAVENPORT is represented and warranted as follows:

          (a) DAVENPORT has furnished to ROYAL copies of the audited financial statements of DAVENPORT, which are attached hereto and marked as
Exhibit 2. These financial statements accurately set for the financial condition of DAVENPORT as of the dates specified, and of the results of operations for the period involved, and were prepared in conformity with generally accepted accounting principles consistently applied.

          (b) DAVENPORT has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature, except as set forth in
Exhibit 2.

     7.4. Absence of Changes. Since the date of the financial statements up to the date of this Agreement, DAVENPORT represent and warrant that there has not been:

          (a) Any material adverse change in the consolidated financial condition, business, properties, or assets of DAVENPORT.

          (b) Any loss or damage to any of the properties or assets of DAVENPORT (whether or not covered by insurance) which has materially and adversely affected the business of DAVENPORT.

          (c) Any mortgage or pledge of any of the properties or assets of DAVENPORT.

         (d) Any direct or indirect redemption, purchase, or other acquisition by DAVENPORT of any shares of stock of DAVENPORT or any declaration, setting aside, or payment of any dividend or other distribution in respect to such shares.

         (e) Any change in the authorized capital or outstanding securities of DAVENPORT.

         (f) Any indebtedness incurred by DAVENPORT for borrowed money or any agreement to borrow money entered into by DAVENPORT.

         (g) Any general wage increase or any increase in the rate of compensation payable to any officer or director of DAVENPORT, or any adoption of or increase in any employee benefit plan.

    7.5. TAX MATTERS. To the best of the knowledge of DAVENPORT:

         (a) All foreign, federal, state, county, local, and other taxes, including without limitation, income taxes, corporate franchise taxes, property and ad valorem taxes, sales and use taxes, fuel and highway use taxes, and payroll taxes, due and payable by DAVENPORT on or before the date of this Agreement have been paid.

         (b) The liabilities for foreign, federal, state, county, local, and other taxes have been computed in accordance with generally accepted accounting principles.

         (c) No unpaid assessments or deficiencies have been made against DAVENPORT and no examination is pending by the Internal Revenue Service or any other taxing authority with respect to any of the tax returns or reports mentioned above.

         (d) No state of facts exists or has existed which would constitute grounds for the assessment of any material tax liability with respect to any taxable period which has not been audited by the Internal Revenue Service, except to the extent that any such assessment may be based on or arise out of any action required or contemplated to be taken by DAVENPORT pursuant to this Agreement.

         (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax return of DAVENPORT for any period.

    7.6. TITLE TO PROPERTIES. DAVENPORT has good and marketable title to all its property and assets (except property and assets disposed of since the ending date of the financial statements in the usual and ordinary course of business), subject to no mortgage, pledge, lien, or other encumbrance, except as disclosed in Exhibit 2.

    7.7. LITIGATION. DAVENPORT is not a defendant or plaintiff against whom a counterclaim has been asserted, on any litigation, pending or threatened, nor has any material claim been made or asserted against DAVENPORT, nor are there any proceedings threatened or pending before any foreign, federal, state, or municipal government, or any department, board, body, or agency thereof, involving DAVENPORT, except as disclosed in Exhibit 2.

     7.8. Default. There has been no default (after the expiration of any applicable grace period) in any material obligation to be performed by DAVENPORT under any contract, lease, agreement, commitment, or undertaking to which it is a party or by which it is or its assets or properties are bound. DAVENPORT is not in default with respect to any order of any court, regulatory agency, or other governmental agency.

                                 ARTICLE EIGHT
                    (Conditions of Royal and Stockholders)

     The obligation of ROYAL and STOCKHOLDERS to consummate the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by DAVENPORT.

     8.1. Representations and Warranties. Each of the representations and warranties of ROYAL contained herein or in any certificate, instrument, or other document delivered by or on behalf of ROYAL in connection herewith shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representation and warranty had then been made, except to the extent affected by the transaction contemplated herein and by the operations of ROYAL as permitted in this Agreement.

     8.2. Covenants Performed. ROYAL shall have performed and complied with all covenants, obligations, agreements, and conditions required by this Agreement to be performed and complied with by ROYAL on or before the Closing Date.

     8.3. Stockholder Approval. The STOCKHOLDERS shall have approved the Merger in the manner required by Texas law.

     8.4. Government Approvals. All governmental consents and approvals, if any, necessary to consummate the Merger and to permit the continuance of operations of ROYAL thereafter shall have been obtained.

                                 ARTICLE NINE
                           (Conditions of Davenport)

     9.1. Representations and Warranties. Each of the representations and warranties of DAVENPORT contained herein or in any certificate, instrument, or other document delivered by or on behalf of DAVENPORT in connection herewith shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representation and warranty had then been made, except to the extent affected by the transaction contemplated herein and by the operations of DAVENPORT as permitted in this Agreement.

     9.2. Covenants Performed. DAVENPORT shall have performed and complied with all covenants, obligations, agreements, and conditions required by this Agreement to be performed and complied with by DAVENPORT on or before the Closing Date.

    9.3 Stockholder Approval. The shareholders of DAVENPORT shall have approved the Merger in the manner required by Nevada law.

    9.4 Government Approvals. All governmental consents and approvals, if any, necessary to consummate the Merger and to permit the continuance of operations of DAVENPORT thereafter shall have been obtained.

                                    ARTICLE TEN
                                   (Termination)

    10.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger.

         (a)  By mutual consent of ROYAL, STOCKHOLDERS, and DAVENPORT.

         (b)  By ROYAL for any material breach of this Agreement by DAVENPORT.

         (c) By DAVENPORT for any material breach of this Agreement by ROYAL or STOCKHOLDERS.

         (d) By either ROYAL or DAVENPORT should shareholder approval not be obtained from DAVENPORT.

    10.2 Effect of Termination. If this Agreement is terminated, all further obligations by ROYAL, STOCKHOLDERS, or DAVENPORT under this Agreement shall terminate without further liability of any of the parties hereto to any of the other parties hereto.

                                   ARTICLE ELEVEN
                                  (Miscellaneous)

    11.1 Representations and Warranties. All statements contained in any certificate, instrument, or other document delivered by either ROYAL or DAVENPORT pursuant to the provisions hereof shall be deemed representations and warranties by each such corporation. Except as otherwise stated herein, all warranties and covenants contained herein or in any certificate or other instrument delivered by or on behalf of ROYAL or DAVENPORT shall be continuous and shall survive for one year following the Closing.

    11.2 Brokers. ROYAL and DAVENPORT represent that they have not employed any investment banker, broker, finder, or intermediary in connection with the transaction contemplated hereby who might be entitled to a fee from ROYAL or DAVENPORT or any commission upon the consummation of the Merger.

    11.3 Expenses. All legal and other expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the corporation incurring such expenses.

    11.4 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been given if sent by prepaid certified mail return receipt, addressed as follows:

          Royal/Stockholders     ROYAL MORTGAGE CORP.
                                 1000 Ballpark Way, Ste. 210
                                 Arlington, TX 76011

          Davenport              DAVENPORT VENTURES, INC.
                                 711 Ketch Drive
                                 Naples, FL 34108

     11.5. BINDING EFFECT, ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of ROYAL and DAVENPORT and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either ROYAL or DAVENPORT without the consent of the other.

     11.6. AMENDMENT. This Agreement may be amended with the mutual approval of the Board of Directors of each party at any time prior to the Effective Time of the Merger, and thereafter by such Board's approval together with the approval of the shareholders of both parties.

     11.7. ENTIRE AGREEMENT. This Agreement, together with its exhibits, represents the entire agreement among the parties and supersedes all prior agreements between the parties.

     11.8. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Nevada.

DAVENPORT VENTURES, INC.                   ROYAL MORTGAGE CORPORATION



/s/ Michael Farwater                       /s/ Michael J. Pilgrim
--------------------------------           -----------------------------
By: Michael Farwater                       By: Michael J. Pilgrim
Title: President & Chairman                Title: President & Chairman


/s/ Stephen Foster                         /s/ David E. Wentsch
--------------------------------           -----------------------------
By: Stephen Foster                         By: David E. Wentsch
Title: Vice President & Director           Title: Vice President & Director


/s/ Joseph Matcheal                        /s/ Mark J. Teinert
--------------------------------           -------------------------------
By: Joseph Matcheal                        By: Mark J. Teinert
Title: Director                            Title: Secretary/Treasurer &
                                                  Director

                                           /s/ Raymond Wicki
                                           ----------------------------
                                           By: Raymond Wicki
                                           Title: Director


                                           /s/ Richard Bergner
                                           -------------------------------
                                           By: Richard Bergner
                                           Title: Director





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